Exhibit 99.2
Amkor Calls for Redemption of Its
10.50% Senior Subordinated Notes Due 2009
CHANDLER, Ariz.—May 10, 2007—Amkor Technology, Inc. (NASDAQ: AMKR) announced today that it is calling for the redemption on June 11, 2007 of all of its outstanding 10.50% Senior Subordinated Notes due 2009 (the “Notes”). As of today the, total aggregate principal amount outstanding of the Notes is $21,882,000. The CUSIP number for the Notes being called for redemption is 031652 AE 0. Upon redemption, the Notes will be redeemed at a price equal to 100% of the principal amount, plus accrued and unpaid interest from May 1, 2007 to the redemption date of approximately $11.67 per $1,000 principal amount, for a total redemption price of approximately $1,011.67 per $1,000 principal amount of Notes. The Notes will be automatically redeemed on June 11, 2007, and no further interest will accrue on the Notes. Amkor will fund the redemption with existing cash balances.
A Notice of Redemption is being mailed to all registered holders of the Notes. Copies of the Notice of Redemption may be obtained from U.S. Bank National Association, the Paying Agent, by calling Susan Freedman at 617-603-6562.
About Amkor
Amkor is a leading provider of advanced semiconductor assembly and test services. The company offers semiconductor companies and electronics OEMs a complete set of microelectronic design and manufacturing services. More information on Amkor is available from the company’s SEC filings and on Amkor’s web site: www.amkor.com.
Contact:
Amkor Technology, Inc.
Jeffrey Luth, 480-821-5000, ext. 5130
jluth@amkor.com